                                                                   EXHIBIT 10.11

                       AMENDMENT AND TERMINATION AGREEMENT

      THIS AMENDMENT AND TERMINATION AGREEMENT (this "AMENDMENT") to that certain Change in Control Agreement by and between Corrpro Companies, Inc., an Ohio corporation (the "COMPANY") and Joseph W. Rog (the "EXECUTIVE") dated ___________ (the "AGREEMENT") is made and entered into this ____ day of
___________, 2003 by and between the Company and the Executive.

      WHEREAS, Wingate Partners III, L.P., a Delaware limited partnership (together with its assigns, "WINGATE") is a party to this Amendment for the limited purpose of providing assurance that it will vote all of its equity ownership in the Company after the Closing to carry out the terms of Section 1(c) hereof;

      WHEREAS, Wingate and the Company executed a term sheet dated September 11, 2003 to enter into an agreement whereby Wingate proposes to purchase $13.0 million in redeemable preferred stock of the Company (the "PREFERRED STOCK"), and Wingate would hold detachable warrants to purchase 40% of the fully diluted common stock at a nominal cost, all the Preferred Stock would represent 51% of the fully diluted voting power of the common stock of the Company (including authorized but unissued options) and the holders of Preferred Stock would have the right to elect the number of directors constituting a majority of the Board of Directors of the Company (the "BOARD") authorized by the Company's certificate of incorporation or bylaws (the "TRANSACTIONS"); and

      WHEREAS, Wingate has made it a condition to consummation of the Transactions that the Executive terminate the Agreement; and

      WHEREAS, the Executive believes that it is in the best interest of the Executive to terminate the Agreement in conjunction with the Transactions; and

      WHEREAS, the Company and the Executive have entered into the Agreement and desire to amend its terms in accordance with Section 5.5 of the Agreement; and

      WHEREAS the Board or a designated committee thereof has approved this Amendment in accordance with Section 5.5 of the Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

      1. Effective immediately prior to the earlier to occur of (i) a Change in Control (as defined in the Agreement) involving Wingate and its affiliates and (ii) the Closing (as defined below), all of the terms and conditions of the Agreement shall be terminated in their entirety, null and void and shall no longer be of any force or effect and the Executive releases any right to receive any and all payments under the Agreement whether or not then due; provided that if the Company fails to fulfill all of the Conditions (as defined below), then the Agreement shall not be deemed to be terminated and shall be deemed to have continued in full force and effect and the Executive shall have the right to receive payments as provided in the Agreement. For purposes of this Amendment, the "CONDITIONS" shall mean:

            (a) The consummation of the issuance and sale of the Preferred Stock to Wingate (the "CLOSING") will have occurred on or prior to October 31, 2004.

            (b) Prior to the Closing, the Company shall execute and deliver to the Executive a new employment agreement (in the form of Exhibit A attached hereto)(the "AMENDED EMPLOYMENT AGREEMENT")

            (c) On or before the 180th day after the Closing, the Company will, whether by increasing the number of existing stock options that may be granted under the current stock option plan, by establishing a new equity incentive plan or plans or by some combination thereof, have a total option pool (consisting of shares of common stock of the Company issuable upon exercise of options granted and options available for grant to directors, officers and employees) equal to 15% of the fully diluted common stock of the Company (to be calculated immediately after the Closing).

            (d) Within 180 days after the Closing, if the Executive is employed by the Company on the date of grant (which shall be after the Determination Date, but on or before the 180th day after the Closing) or he has either been terminated by the Company without "Good Cause" (as defined in the Amended Employment Agreement) or resigned for a reason permitted by Section 7 or the last sentence of Section 1.3 of the Amended Employment Agreement prior to the date of grant, the Company will issue to the Executive an option to purchase a minimum of 100,000 shares of common stock of the Company with an exercise price equal to the fair market value of the stock on the Determination Date and an option to purchase a minimum of 100,000 shares of common stock of the Company with an exercise price equal to 200% of the fair market value of the stock on the Determination Date; for purposes of this Amendment, "Determination Date" shall mean the 90th day after the Closing and "fair market value of the stock on the Determination Date" shall mean that value of one share of the common stock of the Company calculated on the 90th day after the Closing using the volume weighted average prices on the American Stock Exchange of such stock for the 30 day period prior to the 90th day after the Closing, or, if such average is not available, using the average of the closing sale prices for such stock for the 30 day period prior to the 90th day after the Closing.

            (e) At the Executive's written request received by the Company within 30 days after the Determination Date, any or all of the options held by the Executive under the existing plan with an exercise price greater than the fair market value of the stock on the Determination Date shall be modified by a written document executed by the Company and delivered to the Executive within 180 days after the Closing (the "elected options"), which document shall modify said elected options as follows:
      (i) the exercise price of 50% of such elected options shall equal 100% of the fair market value of the stock on the Determination Date, and (ii) the exercise price of 50% of such elected options shall equal 200% of the fair market value of the stock on the Determination Date; such modification may include either a repricing of such elected options or, subject to review by the Company's accountant for adverse accounting treatment, a cancellation of such elected options and issuance of new options under the existing option plan or a new option plan. The date of grant of each elected option shall be after the Determination Date, but on or before the 180th day after the Closing.

            (f) Within 180 days after the Closing, the Company and the Executive agree to amend the option agreements relating to any options held by the Executive as of the Closing under the existing plan which are not modified in accordance with Section 1(e) above (the "non-elected options"), to extend the exercise period for each such non-elected option to the lesser of (i) the remaining term of such non-elected option according to its stated maximum term (without reduction or termination relating to employment status) or (ii) the greater of the time period the Executive serves the Company (either as an employee of the Company or as a member of the Board) or four (4) years after the Closing. Each non-elected option shall be vested on the Closing at the percentage it was vested on the day before the Closing according to the terms of the applicable option agreement, and will continue to vest (or be forfeited, if applicable) after the Closing pursuant to the terms of the applicable option agreement as it existed immediately prior to the Closing, but without reduction or termination of such option relating to employment status if the Executive's employment is terminated by reason of one of the events set forth in Section 1(g)(2)(iii) below.

            (g) Any options granted in accordance with Section 1(d) hereof or elected options which are modified (or re-granted) in accordance with
      Section 1(e) hereof shall include the following terms:

                  (1) vesting of such options shall begin on the date of Closing and shall be in 5 equal installments over 5 years, which shall continue as if the Executive was still employed or on the Board even after the Executive's termination of all service to the Company (including termination of employment and resignation from, removal from or failure to be reelected to the Board); provided, however, that (i) in the event of a "change of control" (as defined in the applicable plan), such options shall become 100% vested; (ii) if the Executive's employment is terminated for Good Cause or he resigns for a reason other than as permitted by Section 7 or the last sentence of Section 1.3 of the Amended Employment Agreement, the Executive immediately shall forfeit any unvested options; and
            (iii) if the Executive violates any of the provisions of Section 4 of the Amended Employment Agreement, vesting of all such options shall end immediately; and (iv) if, after his employment terminates other than as provided in item (ii) above, the Executive resigns from the Board on or before the fifth anniversary of the Closing without the consent of a majority of the other members of the Board, vesting of all such options shall end immediately;

                  (2) a 10 year option term; provided, however, that if (i) the Executive's employment is terminated for Good Cause, the Executive is removed from the Board for Good Cause after his employment terminates in accordance with item (iii) below, or the Executive resigns for a reason other than as permitted by Section 7 or the last sentence of Section 1.3 of the Amended Employment Agreement, the option term shall end ninety (90) days following such termination of employment; (ii) the Executive terminates employment due to his death or Disability (as defined by Section 6 of the Amended Employment Agreement), the option term shall end twelve (12) months after the date of his death or Disability; (iii) the Executive retires as permitted by the Amended Employment Agreement, resigns his employment for a reason permitted by Section 7 or the last sentence of Section 1.3 of the Amended Employment Agreement, or his employment is terminated by the Company without Good Cause, then the option term shall end on the earlier of ten (10) years after the date of grant or five (5) years after termination of service to the Company, subject to reduction of such term pursuant to items (iv) and (v) below; (iv) the Executive violates any of the provisions of
            Section 4 of the Amended Employment Agreement, the option term shall end ninety (90) days following such violation; (v) after his employment terminates in accordance with item (iii) above, the Executive resigns from the Board on or before the fifth anniversary of the Closing without the consent of a majority of the other members of the Board, the option term shall end ninety (90) days following such resignation; or (vi) after the Executive's employment terminates in accordance with item (iii) above, the Executive resigns from the Board with the consent of a majority of the other members of the Board, or he resigns from the Board after the fifth anniversary of the Closing, or he is removed from or is not reelected to the Board after the fifth anniversary of the Closing, then the option term shall end on the earlier of ten (10) years after the date of grant or five
            (5) years after termination of service to the Company, subject to reduction of such term pursuant to items (iv) and (v) above.

            (h) If the Executive is employed by the Company on the date which is 6 months after the Closing, or he has either been terminated by the Company without Good Cause or resigned for a reason permitted by Section 7 or the last sentence of Section 1.3 of the Amended Employment Agreement prior to such date, the Executive shall be entitled to receive a $50,000 bonus on such date.

      2. Effective as of the Closing, Executive shall resign from his position as Chairman of the Board, but shall remain on the Board.

      3. This Amendment shall be governed in all respects by the laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof.

      4. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto, provided, however, that the rights of any party hereto shall not be assignable without the written consent of all the other parties to this Amendment.

      5. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and shall supersede and cancel all other prior agreements between the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by all the parties to this Amendment (including Wingate).

      6. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Amendment to any party.

      7. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment, and all of which, when taken together, shall be deemed to constitute one and the same Amendment. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

      8. The Executive acknowledges and agrees to each of the following items:

            (a) I am executing this Amendment voluntarily and without any duress or undue influence by the Company, Wingate or anyone else; and

            (b) I have carefully read this Amendment and I have asked any questions needed for me to understand the terms, consequences and binding effect of this Amendment and fully understand them; and

            (c) I have been advised by the Company to obtain the advice of an attorney of my choice prior to signing this Amendment.

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

      9. Wingate is a party to this Amendment for the limited purpose of providing assurance that it will vote all of its equity ownership in the Company after the Closing to carry out the terms of Section 1(c) hereof. Wingate represents that it has taken all necessary action for the applicable provisions of this Agreement to be duly authorized and approved, and that this Agreement is binding on Wingate for the limited purpose of providing assurance that it will vote its equity ownership after the Closing to carry out the terms of Section 1(c) hereof.

      10. The Company represents that it has taken all necessary action for this Agreement to be duly authorized and approved, and that this Agreement is binding on the Company.

                                 ***************

      IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first set forth above.

                                         THE EXECUTIVE:

                                          /s/ Joseph W. Rog
                                         __________________________________

                                         Name: Joseph W. Rog
                                              ____________________________

                                         THE COMPANY:

                                         Corrpro Companies, Inc.

                                         By: /s/ Neal R. Restivo
                                             ______________________________

                                             Name: Neal R. Restivo
                                                  ________________________

                                             Title: Director
                                                  ________________________

                                         WINGATE PARTNERS III, L.P.

                                         By: /s/ Jason H. Reed
                                             ______________________________

                                             Name: Jason H. Reed
                                                   ________________________

                                             Title: Director
                                                   ________________________

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made in Medina, Ohio and entered into by and between Corrpro Companies, Inc., an Ohio corporation (the "COMPANY") and Joseph W. Rog ("EXECUTIVE") effective as of date of the consummation of the issuance and sale of the redeemable preferred stock of the Company to Wingate Partners III, L.P., a Delaware limited partnership (together with its assigns, "WINGATE")(the "CLOSING").

      WHEREAS, Wingate and the Company executed a term sheet dated September 11, 2003 to enter into an agreement whereby Wingate proposes to purchase $13.0 million of the Preferred Stock, and Wingate would hold detachable warrants to purchase 40% of the fully diluted common stock at a nominal cost, all the Preferred Stock would represent 51% of the fully diluted voting power of the common stock of the Company (including authorized but unissued options) and the holders of Preferred Stock would have the right to elect the number of directors constituting a majority of the Board of Directors of the Company (the "BOARD") authorized by the Company's certificate of incorporation or bylaws (the "TRANSACTIONS"); and

      WHEREAS, Wingate has made it a condition to consummation of the Transactions that Executive terminate that certain Employment Agreement by and between the Company and Executive dated November 2, 2000 (the "EMPLOYMENT AGREEMENT") and enter into this Agreement; and

      WHEREAS, Executive believes that it is in the best interest of Executive to terminate the Employment Agreement and to enter into this Agreement in conjunction with the Transactions; and

      WHEREAS, the Company and Executive have entered into the Employment Agreement and desire to amend its terms in accordance with Section 17 of the Employment Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Employment Agreement, and other good and valuable consideration, effective as of the Closing, the parties agree as follows:

                           SECTION 1 - TERM AND DUTIES

      1.1 TERM. The Company shall employ Executive, subject to the provisions of this Agreement, effective as of the Closing and ending on March 31, 2005. This Agreement at all times may otherwise be terminated in accordance with the provisions of this Agreement.

      1.2 SUBSEQUENT TERM. Beginning on December 31, 2004, this Agreement shall be automatically renewed for successive one-year periods unless prior to the December 31 immediately preceding the expiration of this Agreement or renewal thereof, the Company or Executive notifies the other in writing that such party does not wish to renew this Agreement.

      1.3 DUTIES. During Executive's employment pursuant to this Agreement, Executive shall serve as Chief Executive Officer ("CEO") and President of the Company until he dies, retires, or is removed or fails to be reelected as CEO by the Board. So long as Executive serves as CEO, (i) the Company shall nominate Executive to serve as a director on the Board of Directors of the Company and shall use its best efforts to facilitate Executive's election, and (ii) Executive shall have the right to serve on the board of directors of any newly formed holding company and subsidiary of the Company. In his capacity as CEO, Executive will retain the right to approve, select and/or hire employees of the Company plus have the authority to determine and implement programs and establish direction for the Company and shall serve at the direction of the Board of Directors of the Company and shall be subject to the policies and procedures adopted by the Company from time to time. Executive agrees to serve as an officer or director of such of the Company's subsidiaries or affiliates as the Company may reasonably request. Executive agrees to resign as CEO upon the election of a new CEO by the Board, which shall be treated as a termination of Executive's employment without Good Cause (as defined in Section 8.1)

      1.4 CHANGES IN STATUS. The Company agrees that it will not, without Executive's consent, (i) assign to Executive duties materially inconsistent with or which materially diminish Executive's current positions, authority, duties, responsibilities and status with the Company; (ii) materially change Executive's title as currently in effect; or (iii) transfer Executive's job location to a site more than fifty (50) miles away from his place of employment as of the date hereof. Except as so limited, the powers and duties of Executive are to be more specifically determined and set by the Company from time to time.

                      SECTION 2 - COMPENSATION AND BENEFITS

      2.1 BASE SALARY. During Executive's employment pursuant to this Agreement, Executive shall receive an annual base salary of two hundred eighty five thousand U.S. Dollars (U.S. $285,000) as compensation for Executive's services to the Company (the "Base Compensation"), such compensation to be payable in regular installments in accordance with the Company's policy for salaried employees.

      2.2 SALARY ADJUSTMENTS. Effective as of the first day of each fiscal year of the Company during Executive's employment pursuant to this Agreement, the Base Compensation shall be set by the Board of Directors (or its designated committee). In the event the Base Compensation is adjusted, such adjusted Base Compensation shall be payable to Executive under this Agreement for that fiscal year, provided that no downward adjustment shall be made without Executive's consent.

      2.3 VACATION. Executive shall be entitled to four (4) weeks of paid vacation each year of this Agreement to be taken in accordance with the Company's policy then in effect.

      2.4 ANNUAL BONUS PLAN. Executive shall be a participant in the Company's annual bonus plan, subject to the attainment of performance objectives and other provisions of such plan as in effect each year of this Agreement.

      2.5 BENEFIT PLANS. During Executive's employment pursuant to this Agreement, subject to eligibility and applicable employee contributions, and except as otherwise expressly provided in this Agreement, Executive shall be entitled to participate on substantially the same terms as other Senior Level Executives in all employee benefit and executive benefit plans, pension plans, medical benefit plans, group life insurance plans, hospitalization plans, other employee welfare plans, or fringe benefit plans (such as sick pay or car allowance) that the Company may adopt from time to time during Executive's employment pursuant to this Agreement, and as such plans may be modified, amended, terminated, or replaced from time to time. In addition, Executive shall receive such other compensation as the Board of Directors of the Company (or a committee thereof designated by the Board) may from time to time determine to pay Executive whether in the form of bonuses, stock options, incentive compensation or otherwise.

      2.6 EXPENSE REIMBURSEMENTS. The Company shall reimburse, in accordance with Company policy, Executive's ordinary and reasonable business expenses, including professional dues, expenses, and continuing education expenses for maintaining certifications, incurred in furtherance of Executive's performance of Executive's duties under this Agreement.

      2.7 RETIREMENT INCOME. Executive has become vested in the retirement income provided for in Executive's previous employment contract with the Company. Such retirement income is payable as set forth and subject to the provisions of this Agreement. The Company shall provide Executive with retirement income, with a lifetime survivor benefit to Executive's spouse to whom Executive is married on the date of this Agreement (hereinafter referred to as "Executive's Spouse"), in an amount equal to fifty percent (50%) of Executive's Base Compensation in effect on the date of Executive's retirement, payable on a monthly basis as set forth below:

            (a) RETIREMENT BEFORE AGE 63-1/2. In the event of Executive's retirement prior to reaching the age of 63-1/2, monthly lifetime retirement payments will commence on the first day of the month following Executive's reaching the age of 63-1/2.

            (b) RETIREMENT ON OR AFTER AGE 63-1/2. In the event of Executive's retirement on or after reaching the age of 63-1/2, monthly lifetime retirement payments will commence on the first day of the month following Executive's retirement.

            (c) DEATH. In the event of Executive's death, whether prior to or subsequent to Executive's retirement, monthly lifetime survivor retirement payments to Executive's Spouse will commence on the first day of the month following Executive's death and will cease upon the death of Executive's Spouse.

            (d) DISABILITY. In the event that Executive's employment terminates due to Disability, monthly lifetime retirement payments will commence on the first day of the month following the later of (i) the termination of disability payments provided for in the first sentence of
      Section 6 hereof, or (ii) the termination of benefits received by Executive from disability insurance the premiums for which were paid by the Company

            (e) TERMINATION WITHOUT GOOD CAUSE. In the event that Executive's employment terminates due to termination by the Company without Good Cause as defined in Section 8.1 hereof, monthly lifetime retirement payments will commence on the first day of the month following the termination of the severance payments provided for in Section 7 hereof.

      As long as the retirement payments provided for in this Section 2.7 are made, Executive agrees not to compete with the Company as provided in Section 4 hereof. In the event Executive violates any of the provisions of Section 4 hereof, the Company may cease making the retirement payments which are provided for in this Section 2.7.

                   SECTION 3 - TIME COMMITMENT AND PERFORMANCE

      Executive shall devote Executive's best efforts and all of Executive's business time, attention, and skill to the business and the operations of the Company and shall perform Executive's duties and conduct himself at all times in a manner consistent with Executive's appointment as CEO and President of the Company; except, however, Executive may serve on corporate, civic, or charitable boards or committees and manage Executive's personal investments and affairs provided such activities do not interfere with the performance of Executive's duties under this Agreement and provided Executive keeps the Board of Directors reasonably informed of Executive's commitments.

               SECTION 4 - COMPETITIVE ACTIVITY/OTHER RESTRICTIONS

      Subject to any restrictions contained in any other agreements or arrangements with Executive, from the effective date of this Agreement and until the latest to occur of (i) the date twenty-four (24) months immediately following the termination of Executive's employment under this Agreement; (ii) the date twenty-four (24) months after Executive ceases to serve as a director of the Company; or (iii) the date that Executive no longer holds any vested and exercisable options to purchase the Company's stock under any plan of the Company, Executive agrees to the following:

            (a) AGREEMENT NOT TO COMPETE. Executive will not accept employment with, or act as an officer, director, consultant, contractor, representative or advisor in a capacity in which he is to perform duties in the corrosion engineering business for a competitor of the Company or any of its subsidiaries, or enter into competition with the Company or any of its subsidiaries, either by himself or through any entity owned or managed in whole or in part by him in any state, province, territory, or country in which the Company or any of its subsidiaries or its subsidiaries is conducting its corrosion engineering business. The term "competitor" as used in this paragraph, means any entity engaged in the corrosion engineering business as defined below. For purposes of entities with multiple lines of business, "competitor" shall be limited to the line or lines of business engaged in the corrosion engineering business as defined. Executive further agrees that he will not invest in or otherwise have an ownership interest in any competitor of the Company or any of its subsidiaries, with the exception that Executive may own up to a 5% interest in a publicly-traded company that may compete with the Company or any of its subsidiaries.

            (b) AGREEMENT NOT TO SOLICIT. Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any current or future employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries for any reason whatsoever without the written consent of the Company.

            (c) AGREEMENT NOT TO INTERFERE. Executive shall not attempt to divert or take away, in any manner, the business or patronage of any customer or potential customer of the Company or otherwise take from or deprive the Company of any business opportunity; or materially interfere, in any manner, with the business, trade, good will, sources of supply, or customers of the Company.

      Executive acknowledges and agrees that the restrictions contained in this
Section 4 are reasonable and necessary for the protection of the business interests of the Company and that such restrictions are not unduly burdensome in scope or duration.

      For purposes of this Agreement, "Corrosion control business" means corrosion control services and products including, but not limited to: (i) cathodic protection services and materials including construction and installation; (ii) corrosion prevention engineering and consulting services for a wide variety of applications such as storage tanks, energy, environmental and infra-structure; (iii) nondestructive testing; (iv) coatings engineering, application and inspection; (v) pipeline integrity services; (vi) pipeline surveys; (vii) anodic protection; (viii) development and sale of corrosion control related software or interpreting and managing corrosion control related data and assessing risk; (ix) remote monitoring; (x) corrosion related research and testing and analysis; (xi) manufacture and supply of anodes and other corrosion control materials; (xii) assembly and/or supply of materials used in such applications; and (xiii) corrosion control contract and construction management services.

            SECTION 5 - PROPRIETARY INFORMATION/INTELLECTUAL PROPERTY

      5.1 PROPRIETARY INFORMATION. During Executive's employment pursuant to this Agreement and at any time thereafter, Executive shall not disclose, or cause to be disclosed in any manner, to any corporation, partnership, person, group, or entity (other than to Company employees or authorized representatives, or in the ordinary course of business consistent with Company policy regarding trade secrets) or otherwise use for any purpose other than the Company's business, any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the Company's customer or prospective customer lists; information concerning the Company's promotional, pricing, or marketing practices; the Company's business records; and the Company's trade secrets and other confidential and proprietary information.

      Upon termination of employment under any circumstances, Executive or Executive's estate or representatives, shall promptly return to the Company all property of the Company including any and all electronic devices and related data storage devices and shall destroy or erase any data which cannot be returned. This Section 5 shall survive the termination of this Agreement.

      5.2 INVENTIONS. Executive will communicate to the Company promptly and fully and hereby assigns all of Executive's rights in all inventions or improvements made or conceived by Executive (alone or jointly with others) during Executive's employment and for a period of one year thereafter, which are along the lines of the business, work or investigations of the Company or which result from or are suggested by any work Executive may do for the Company. Executive agrees that any such invention or improvement, whether or not patentable, shall be and remain the sole and exclusive property of the Company. Executive agrees to keep and maintain adequate and current written records of all such inventions or improvements at all stages thereof, which records shall be and remain the property of the Company. There shall be excluded from the operation of this Agreement Executive's inventions and improvements, patented and unpatented, which were made prior to Executive's employment by the Company, and which, if Executive has any such inventions, are listed on an attached exhibit.

      5.3 COPYRIGHTS/TRADEMARKS. It is understood and agreed that the entire right, title and interest throughout the world to all works and trademarks that are created by Executive, either solely or jointly with other during this Agreement, shall be and hereby are vested and assigned by Executive to the Company. Any copyrightable works created during this Agreement shall be deemed work for hire to the extent permitted by law and the Company shall have the sole right to any such copyright. In the event that any work created by Executive does not qualify as a work for hire, Executive hereby assigns Executive's or her right in the work to the Company.

      5.4 DOCUMENTATION. Executive agrees to execute any and all documents prepared by the Company for such purposes and to do all other lawful acts as may be reasonably required by the Company to establish, document, and protect the rights in the proprietary information, inventions, copyrights, and trademarks described above.

                   SECTION 6 - COMPENSATION DURING DISABILITY

      Executive shall receive Executive's Base Compensation and auto allowance, if any, (net of applicable withholdings) during the first ninety (90) business days of absence due to Disability (as hereinafter defined). In the event of Executive's Disability and a determination by the Board of Directors that sufficient reasonable accommodations for the Disability cannot be made, the Company may terminate Executive's employment under this Agreement. If the Company terminates Executive's employment under this Agreement because of Executive's Disability, the Company shall pay to Executive the amounts, and provide to Executive the benefits, specified in
Section 7 hereof. The amount of benefits to be paid by the Company to Executive under this Section 6 or under Section 7 shall be reduced by any amount paid or to be paid pursuant to Company sponsored disability plans. For purposes of this Agreement, "Disability" shall mean Executive's a disability which would qualify for and entitle Executive to long-term disability payments under the Company's long-term disability plan generally in effect for employees, or if no such plan is effective at the time, Executive's inability, through physical or mental illness or accident or other cause, to perform Executive's major and substantial duties on a full time basis as determined by a physician hired by the Board of Directors for this determination (the "Company Physician"). If the physician regularly attending Executive (the "Executive Physician") disagrees with the opinion of the Company Physician, the Company Physician and the Executive Physician shall choose a third consulting physician (the expense of which shall be borne by the Company), and the written opinion of the third consulting physician shall be conclusive as to such disability. In conjunction with this
Section 6, Executive consents to such examination, to furnish any medical information requested by any examining physician, and to waive any applicable physician-patient privilege or federal or state privacy right that may raise because of such examination. All physicians, except the Executive Physician, selected hereunder must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

     SECTION 7 - RESIGNATION DUE TO COMPANY FAILING TO HONOR ITS OBLIGATIONS AND TERMINATION WITHOUT GOOD CAUSE OR DUE TO DISABILITY

      7.1 GENERALLY. Executive may resign Executive's employment and terminate this Agreement if the Company fails to honor its obligations, subject to the procedures as provided in this Section 7, or in accordance with the last sentence of Section 1.3. The Company may terminate Executive's employment for any reason at any time upon 30 days notice to Executive, provided that the Company pays Executive the amounts as determined in this Section 7. Anything to the contrary contained in this Agreement notwithstanding, (i) if the Company fails to honor any of its obligations under this Agreement, and if the Company does not cure the determined failure within thirty (30) days after a determination of a failure in accordance with the procedures set forth below and if as a result Executive resigns Executive's employment with the Company; (ii) if the Company terminates Executive's employment with the Company under this Agreement without Good Cause (as defined in Section 8.1); or (iii) if Executive's employment terminates by reason of Disability as provided for in
Section 6 hereof, Executive shall be entitled to receive and the Company shall pay to Executive the following:

            (a) SALARY. Executive's Base Compensation and auto allowance, if any, earned through the date of resignation or termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay-date after the effective date of the resignation or termination.

            (b) SEVERANCE. Severance payments for a period of two (2) years shall be paid in consecutive periodic payments commencing on the first pay day in the month following such resignation or termination in the aggregate amount (net of any required withholdings and Disability payment offsets as provided in Section 6) equal to twenty-four (24) months of Executive's Base Compensation and auto allowance, if any, then in effect, provided that in the event of Executive's death prior to the receipt of all payments, any remaining payments shall be made in a lump sum to Executive's designated beneficiary or, if none, to Executive's estate.

            (c) BENEFITS. Following any resignation or termination for which a payment under Section 7.1(b) is owing, Executive, or Executive's Spouse and eligible dependents in the

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

      event of Executive's death, shall continue to participate at the expense of the Company for a period of twenty-four (24) months following such resignation or termination in the same or comparable hospital, medical, accident, disability and life insurance benefits as Executive participated in immediately prior to resignation or termination of Executive's employment unless by law, by the terms of any insurance policy or by the terms of the applicable benefit plans, continued coverage is not permitted, provided that the Company at its sole option may elect at any time subsequent to termination of Executive's employment to pay (i) provided Executive submits reasonable substantiation therefore, the amount of premium actually being paid by Executive for equivalent coverage or
      (ii) if such substantiation is not submitted, the equivalent of the amount of the monthly premiums (determined by reference to the amount charged generally for continuation coverage for terminated employees). Executive and eligible dependents may continue coverage under such benefit plan for subsequent periods and subject to applicable premium contributions, to the extent permitted by law or by such plans. To the extent that during Executive's employment, any such benefits were part of a program of benefits for Senior Level Executives of the Company, generally, then any subsequent modification, substitution, or termination of any such benefits, generally, shall also apply to Executive and to the benefits available to Executive pursuant to this Section 7.1(c).

            (d) ANNUAL BONUS PLANS. If Executive's employment is terminated on or before March 31, 2004, then (i) an amount equal to a full year's participation in the annual bonus plan then in effect during the fiscal year in which Executive's termination of employment is effective as provided for in Section 2.4 hereof shall be paid to Executive within the time period prescribed by such plan (i.e. Executive will be paid based upon actual results as if Executive had been employed the full twelve months and had received the full twelve month Base Compensation), and (ii) any payments due Executive under the incentive plans then in effect as provided for in Section 2.5 hereof (other than any annual bonus plans), in accordance with the terms of such plans shall be paid to Executive within the time period prescribed by such plans. If Executive's employment is terminated after March 31, 2004, then an amount equal to a pro-rata share of the amount set forth in the preceding sentence based upon the number of full months Executive was actually employed during such fiscal year shall be paid to Executive within the time period prescribed by such plan.

            (e) RETIREMENT INCOME. Executive or Executive's Spouse (as applicable) shall be paid the retirement income provided in Section 2.7 hereof, payable in accordance with the provisions of Section 2.7.

      7.2 PROCEDURES. For purposes of this Section 7, the following procedure shall be used to determine whether the Company has failed to honor any of its obligations under this Agreement:

            (a) Executive shall submit a claim to the Company's Board of Directors specifically identifying the nature of the failure;

            (b) within thirty (30) days of receipt of such claim, the Board of Directors shall determine whether they agree with Executive that a failure has occurred and shall communicate, in writing, their determination to Executive; and

            (c) if Executive disagrees with the determination of the Board of Directors, Executive, within ten (10) days of Executive's receipt of such determination, may submit the claim to arbitration in accordance with the provisions of Section 13.4 of this Agreement, and such determination shall be final and binding upon the Company and Executive.

      7.3 SOLE REMEDY. The payments provided in this Section 7 shall represent the sole remedy for any claim Executive may have arising out of the Company's failure to honor its obligations and termination without Good Cause. The Company may condition payment of amounts due under this Section 7 (other than Retirement Income and payments due to Disability) upon the receipt of a release and covenant not to sue in a form reasonably satisfactory to the Company.

                     SECTION 8 - TERMINATION FOR GOOD CAUSE

      8.1 GENERALLY. The Company shall have the right to terminate Executive's employment with the Company under this Agreement for Good Cause. As used in this Agreement, the term "GOOD CAUSE" shall mean:

            (a) Any wrongful act or acts by Executive, adverse to the interests of the Company, resulting in, or intended to result directly or indirectly in, significant or personal enrichment of Executive;

            (b) A material failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness), and such failure results in demonstrably material injury to the Company;

            (ii) The willful, wanton, or reckless failure by Executive properly to perform his duties with the Company (other than such failure resulting from incapacity due to mental or physical illness); or

            (iii) The conviction of a felony.

      8.2 CONDUCT NOT CONSTITUTING GOOD CAUSE. Executive's employment shall in no event be considered to have been terminated by the Company for Good Cause if such termination took place as the result of (i) bad judgment or negligence, or
(ii) any act or omission reasonably believed in good faith to have been in or not opposed to the interest of the Company.

      8.3 NOTICE. In the event the Company seeks to terminate this Agreement for Good Cause, the Company shall provide written notice to Executive of the conduct which the Company believes constitute Good Cause. Executive shall have ten (10) business days from receipt of such notice to provide the Company with a written statement setting forth (i) reasons, if any, that such conduct does not constitute Good Cause or (ii) Executive's recommendation for a remedy for cure. Within ten (10) business days of receipt of such statement, the Company shall notify Executive in writing whether it accepts Executive's statement or whether the Company intends to proceed to terminate this Agreement for Good Cause. During the notice periods provided in this Section 8.3, the Company may place Executive on paid leave of absence status.

      8.4 PROCEDURES. Executive shall not be deemed to have been terminated for Good Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty percent (60%) of the entire membership of the Board of Directors (excluding Executive if a member of the Board) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of any of the conduct set forth above in
Section 8.1 above. However, pending a final determination of the Board, the Board shall have the authority to place Executive on "leave of absence status," with or without pay in the sole discretion of the Board as determined by a majority of the Board, provided that the Board shall make a final determination within a reasonable time under the facts and circumstances and that if Good Cause is not found Executive shall be paid retroactively for any unpaid leave of absence.

      8.5 FURTHER OBLIGATIONS. In the event that the Company shall terminate Executive's employment under this Agreement for Good Cause, the Company shall have no further obligation to Executive under this Agreement except to pay Executive's Base Compensation, auto allowance, if any, and unused vacation earned through the date of termination, on or before the next regularly scheduled pay date after termination and to perform such other obligations as imposed by law.

             SECTION 9 - VOLUNTARY TERMINATION OTHER THAN SECTION 9

      Executive may voluntarily terminate Executive's employment with the Company under this Agreement, other than as provided in Section 7 or the last sentence of Section 1.3 hereof, upon not less than ninety (90) days prior written notice to the Company. In the event that Executive terminates Executive's employment pursuant to this Section 9, the Company shall have no further obligation to Executive under this Agreement except to pay Executive's Base Compensation, auto allowance, if any, and unused vacation earned through the date of resignation and to perform such other obligations as imposed by law. Notwithstanding the preceding sentence, Executive shall also be paid the retirement income provided for in Section 2.7 hereof provided Executive satisfies the requirements contained in Section 2.7. In the event of Executive's voluntary resignation, the Company may remove Executive from Executive's position and require partial or no further services from Executive provided that the Company shall continue to pay and provide benefits to Executive until the expiration of the notice period.

                       SECTION 10 - TERMINATION UPON DEATH

      Executive's employment under this Agreement shall terminate upon the death of Executive. Upon such termination, Executive's designated beneficiary, or Executive's personal representative shall receive the payments/benefits described below from the Company:

            (a) SALARY. Executive's unpaid Base Compensation, auto allowance, if any, earned through the date of termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay date after termination.

            (b) BONUS. If Executive dies on or before March 31, 2004, then an amount equal to a full year's participation in the annual bonus plan then in effect as provided for in Section 2.4 hereof shall be paid within the time period prescribed by such plan (i.e. Executive will be paid based upon actual results as if Executive had been employed the full twelve months and had received the full twelve month Base Compensation). If Executive dies after March 31, 2004, then an amount equal to a pro-rata share of the amount set forth in the preceding sentence based upon the number of full months Executive was actually employed during such fiscal year shall be paid immediately to Executive's Spouse, or in the event Executive is not married, to his children, or in the event Executive has no children, to his estate.

            (c) BENEFITS. Benefits will continue for Executive's Spouse and eligible dependents in accordance with Company policy and as required by law.

            (d) RETIREMENT INCOME. The retirement income shall be paid to Executive's Spouse as provided in Section 2.7 hereof.

            SECTION 11 - POST TERMINATION CONSULTING AND COOPERATION

      For the two (2) year period subsequent to the termination of Executive's employment under this Agreement, regardless of whether such termination is by Executive or by the Company or whether it is with or without Good Cause, Executive, at the sole discretion of the Company, shall provide the Company and its designated agents, advisors, and executives with such consultation as the Company may reasonably request concerning matters within the scope of Executive's duties. However, Executive shall have no consulting obligation under this Section 11 if Executive resigns under circumstances that entitle Executive to payments under Section 7 hereof.

      Executive further agrees that Executive shall cooperate with the Company in any legal proceedings involving the Company or its subsidiaries (including attendance at depositions or other proceedings as requested by the Company) in connection with matters relating to events or conduct occurring (or claimed to have occurred) during the period of Executive's services with the Company.

      The Company shall pay Executive an hourly rate of one hundred fifty dollars ($150.00) per hour and reimburse Executive for all reasonable expenses and out-of-pocket costs incurred in connection with fulfilling Executive's obligations under this Section 11. The Company shall endeavor to schedule such consulting and cooperation so that Executive's obligations under this Section 11 to assist Company shall not unreasonably interfere with Executive's business prospects or responsibilities to a new employer.

                       SECTION 12 - BREACHES AND REMEDIES

      Executive acknowledges and agrees that in the event that Executive violates the undertakings set forth in Section 4 or 5 hereof, other than in an immaterial fashion, in addition to any other rights or remedies to which it may be entitled under law or this Agreement, the Company shall, except as prohibited by applicable law, cease making any severance or other payments hereunder and shall be entitled to enforce the provisions of Section 4 or 5 by injunction or other equitable relief, without having to prove irreparable harm or inadequacy of money damages.

                           SECTION 13 - MISCELLANEOUS

      13.1 SEVERABILITY. The provisions contained in this Agreement are severable and in the event any provision shall be held to be invalid, unenforceable or overbroad, in whole or in part, by a court of competent jurisdiction, the remainder of such provision and of this Agreement shall not be affected thereby and shall be given full force and effect.

      13.2 NOTICES. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if made in writing delivered personally or if sent by registered or certified mail, return receipt requested.

      13.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the benefit of Executive, Executive's heirs and legal representatives, except that Executive's duties to perform future services are expressly agreed to be personal and not to be assignable or transferable.

      13.4 APPLICABLE LAW, ARBITRATION AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of Ohio. The parties agree that any dispute arising out of this employment relationship except for disputes arising under Sections 4 and 5 of this Agreement shall be settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the American Arbitration Association, such arbitration to be conducted in Cleveland, Ohio, or at such other location as the parties may agree. Costs of such arbitration, including Executive's attorneys fees (to the extent such fees are reasonable), shall be borne by the Company. Discovery shall be permitted in the arbitration and the arbitrator shall have the authority to grant such remedies as are available under applicable law. With respect to disputes arising under Sections 4 and 5 of this Agreement, Executive and the Company consent and submit themselves to the jurisdiction of the courts of the State of Ohio.

      13.5 AMENDMENT. This Agreement may be amended only by a written document signed by both parties.

      13.6 NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

      13.7 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      13.8 PRIOR AGREEMENTS. This Agreement supersedes in all respects all prior employment agreements between the parties, whether written or oral, regarding the subject matter hereof, including, but not limited to, the Employment Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        CORRPRO COMPANIES, INC.

                                        By:  __________________________

                                        Its: __________________________

                                        "COMPANY"

                                        /s/ Joseph Rog
                                        _______________________________
                                        Joseph Rog

                                        "EXECUTIVE"

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